Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

January 22, 2021

Conflicts Committee of the Board of Directors of
TC PipeLines GP, Inc., the general partner of
TC PipeLines, LP
700 Louisiana Street, Suite 700
Houston, TX 77002

Members of the Conflicts Committee:

        We hereby consent to (i) the inclusion of our opinion letter, dated December 14, 2020, to the Conflicts Committee of the Board of Directors of TC PipeLines GP, Inc. as Annex B to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form F-4 of TC Energy Corporation, a Canadian corporation ("TC Energy"), filed on January 22, 2021 (the "Registration Statement") relating to the proposed merger of TCP Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of TC Energy, with and into the TC PipeLines, LP, a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned "Summary — Opinion of the Financial Advisor to the Conflicts Committee," "Risk Factors — Risks Relating to the Merger," "The Merger Proposal — Background of the Merger," "The Merger Proposal — Opinion of the Financial Advisor to the Conflicts Committee," "The Merger Proposal — TC PipeLines Unaudited Prospective Financial Information," and "Part II. Information Not Required in Prospectus — Item 21. Exhibits and Financial Statement Schedules" of the proxy statement/prospectus which forms a part of the Registration Statement.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ RAYMOND B. STRONG
	Name:	Raymond B. Strong
	Title:	Senior Managing Director